AMENDMENT
TO
CUSTODY AGREEMENT

This instrument dated as of May 23, 2011 is an Amendment to that certain Custody Agreement between Williamsburg Investment Trust (the “Trust”) and US Bank, N.A. (the “Custodian”) originally entered into as of August 1, 1996 (as amended to date, the “Custody Agreement”).

WHEREAS, the parties desire to amend the Custody Agreement to implement arrangements to maintain custody of foreign securities and related assets with banks and securities depositories in foreign jurisdictions in accordance with the provisions of Rule 17f-5 and Rule 17f-7 under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Trust desires to appoint the Custodian to serve as its Foreign Custody Manager, as that term is defined in Rule 17f-5(a)(3), and the Custodian is willing to serve in such capacity;

NOW, THEREFORE, the parties agree that the Custody Agreement shall be amended as follows:

1.   The Custody Agreement, as amended herein, shall apply to The Davenport Core Fund, Davenport Equity Opportunities Fund, Davenport Value & Income Fund, FBP Value Fund, FBP Balanced Fund, The Jamestown Balanced Fund, The Jamestown Equity Fund, The Jamestown Tax Exempt Virginia Fund, The Government Street Equity Fund, The Government Street Mid-Cap Fund and The Alabama Tax Free Bond Fund (referred to herein individually as a “Fund” and collectively as the “Funds”), each a series of the Trust.  Each Fund shall be treated as a separate party to the Custody Agreement for all purposes, as though each has entered into a separate agreement with the Custodian.

2.    The following definitions shall be added to Article I of the Custody Agreement:

“Rule 17f-5” shall mean Rule 17f-5 under the 1940 Act.

“Rule 17f-7” shall mean Rule 17f-7 under the 1940 Act.

“Foreign Assets” shall mean any investments (including foreign currencies) for which the primary market is outside the United States, and any cash or cash equivalents that are reasonably necessary to effect a Fund’s transactions in those investments.

“Foreign Securities Depository” shall mean a system that (i) acts as or operates a system for the central handling of Securities or equivalent book-entries in the country where it is incorporated, or a transnational system for the central handling of Securities or equivalent book-entries; (ii) is regulated by a foreign financial regulatory authority as defined by Section 2(a)(50) of the 1940 Act; (iii) holds assets for the custodian that participates in the system under safekeeping conditions no less favorable than the conditions that apply to other participants; (iv) maintains records that identify the assets of each participant and segregate the system’s own assets from the assets of participants; (v) provides periodic reports to its participants with respect to safekeeping of assets, including notices of transfers to or from any participant’s account; and (vi) is subject to periodic examination by regulatory authorities or independent accountants.

 “Foreign Custodian” shall mean and include any Eligible Foreign Custodian, as that term is defined in Rule 17f-5, having a written contract with the Custodian or its agent(s) which the Custodian has determined will provide reasonable care for Foreign Assets based upon the standards specified in Section 3.3B of this Agreement.

3.    Section 3.3 is deleted from, and the following Sections shall be added to, Article III of the Custody Agreement:

3.3A.	Appointment and Removal of Foreign Custodians.

(a)          The Custodian or its agent(s) may appoint one or more Foreign Custodians to act as sub-custodian or sub-custodians to maintain custody of Foreign Assets at any time held by each Fund, upon the terms and conditions specified in this Agreement.  The Custodian or its agent(s) shall oversee the maintenance by any Foreign Custodian of custody of Securities or moneys of any Fund.

(b)          The contract between the Custodian (or its agent(s)) and each Foreign Custodian acting hereunder shall contain the provisions set forth in paragraph (c)(2)(i) of Rule 17f-5.  The contract may contain, in lieu of any or all of the provisions specified in Rule 17f-5(c)(2)(i), such other provisions that the Custodian or its agent(s) determines will provide, in their entirety, the same or a greater level of care and protection for Foreign Assets of the Funds as the specified provisions, in their entirety.

(c)          The Custodian or its agent(s) shall promptly take such steps as may be required to remove and replace any Foreign Custodian that has ceased to be an “Eligible Foreign Custodian” as defined by Rule 17f-5, or has otherwise ceased to meet the requirements under Rule 17f-5.

(d)          The Custodian shall determine, after due inquiry, that the established procedures to be followed by each Foreign Custodian in connection with the safekeeping of property of a Fund pursuant to this Agreement afford reasonable care for the safekeeping of such property based on the standards applicable in the relevant market.

3.3B.	Delegation of Foreign Custody Management.

(a)          The Trust hereby appoints the Custodian as its Foreign Custody Manager with respect to the responsibilities set forth in this Section 3.3B, in accordance with Rule 17f-5 with respect to foreign custody arrangements for the Funds.

(b)          With respect to each arrangement with any Foreign Custodian regarding the Foreign Assets of any Fund for which Custodian has responsibility under this Section 3.3B, the Custodian hereby agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of Foreign Assets would exercise in performing the delegated responsibilities.  Custodian further agrees that in selecting a Foreign Custodian, the Custodian or its agent(s) will first determine that:

(i) the Foreign Assets placed and maintained in the care of a Foreign Custodian will be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after considering all factors relevant to the safekeeping of such assets, including, but not limited to, (i) the Foreign Custodian’s practices, procedures and internal controls, including, but not limited to, the physical protections available for certificated Securities (if applicable), method of keeping custodial records, and the security and data protection practices; (ii) whether the Foreign Custodian has the requisite financial strength to provide reasonable care for Foreign Assets; (iii) the Foreign Custodian’s general reputation and standing; and (iv) whether the Trust will have jurisdiction over and be able to enforce judgments against the Foreign Custodian, for example, by virtue of the existence of offices of the Foreign Custodian in the United States or the Foreign Custodian’s consent to service of process in the United States;

(ii)  the written contract with such Foreign Custodian governing the foreign custody arrangements shall comply with the requirements of Rule 17f-5 and  will provide reasonable care for the Trust’s assets based on the standards specified in clause (i) of this Section 3.3B(b);

(iii) the Custodian or its agent(s) shall have an established system to monitor the appropriateness of maintaining Foreign Assets with such Foreign Custodian and to monitor the performance of the contract with such Foreign Custodian;

(iv)  the Custodian or its agent(s) shall provide to the Board of Trustees, at least annually, written reports notifying the Board of the placement of the Trust’s Foreign Assets with a particular Foreign Custodian and periodic reports of any material changes to the Trust’s foreign custody arrangements; and

(v)  the Custodian or its agent(s) shall withdraw the Trust’s assets from any Foreign Custodian as soon as reasonably practicable, if the foreign custody arrangement with such Foreign Custodian no longer meets the requirements of this Agreement or Rule 17f-5, and shall promptly notify the Board of Trustees under the reporting requirements in clause (iv) of this Section 3.3B(b).

3.3C.	Use of Foreign Securities Depositories.

Foreign Assets of each Fund may be maintained by the Custodian in the custody of a Foreign Securities Depository, subject to the following requirements:

(a)          Before any Securities are placed in a Foreign Securities Depository, the Custodian or its agent(s) shall provide the Trust with an analysis of the custody risks associated with maintaining assets with the Foreign Securities Depository.

(b)          The Custodian or it agent(s) shall monitor on a continuing basis the custody risks associated with maintaining the Securities with a Foreign Securities Depository and shall promptly notify the Trust of any material changes in said risks.

(c)          Only an entity that the Custodian or its agent(s) has determined satisfies the requirements of Rule 17f-7 as an “Eligible Securities Depository” will be utilized on behalf of the Trust.  The Custodian shall give the Trust prompt notice of any material change that would adversely effect the determination that an entity is an Eligible Securities Depository.  If a custody arrangement with a Foreign Securities Depository no longer meets the requirements of Rule 17f-7, the Funds’ Foreign Assets must be withdrawn from the Foreign Securities Depository as soon as reasonably practicable.

4.           The following shall replace Section 8.2 of the Custody Agreement:

Section 8.2.  Indemnification by Custodian.  The Custodian will use reasonable care, prudence and diligence with respect to its obligations under this Agreement and the safekeeping of property of the Funds.  The Custodian shall be liable to, and shall indemnify and hold harmless the Trust from and against any loss, damage, cost, expense (including attorneys’ fees and disbursements) or liability (including without limitation, liability arising under the Securities Act of 1933, the 1934 Act, the 1940 Act, and any state or foreign securities and/or banking laws) which shall occur as the result of: (a) the failure of the Custodian or its agent(s) or a Foreign Custodian to exercise reasonable care, prudence and diligence with respect to their respective obligations under this Agreement and the safekeeping of such property; or (b) the failure of any agent of the Custodian to satisfy the requirements of Section 3.3A, 3.3B or 3.3C.   The determination of whether the Custodian, its agent(s) or a Foreign Custodian has exercised reasonable care, prudence and diligence in connection with the safekeeping of property of the Funds shall be made in light of the standards applicable to a professional asset custodian acting without negligence. The determination of whether the Custodian, its agent(s) or a Foreign

Custodian has exercised reasonable care, prudence and diligence in connection with their other obligations under this Agreement shall be made in light of prevailing standards applicable to professional custodians in the jurisdiction in which such custodial services are performed.

5.           The Custody Fee Schedule attached as Exhibit C to the Custody Agreement is amended, with respect to Foreign Assets of the Fund only, to incorporate the Global Custody Fee Schedule attached to this Amendment to Custody Agreement.

6.           In all other respects the Custody Agreement shall remain in full force and effect as originally written.

IN WITNESS WHEREOF, the parties have executed this Amendment, intending it to be effective as of the date written above.

WILLIAMSBURG INVESTMENT TRUST

By:	/s/ Robert G. Dorsey

Name:	Robert G. Dorsey

Title:	Vice President

US BANK, N.A.

By:	/s/ Michael R. McVay

Name:	Michael R. McVay

Title:	Vice President

EXHIBIT C GLOBAL SUB-CUSTODIAL SERVICES FEE SCHEDULE

Annual Base Fee (per fund)
$100 per country per month, for up to 7 countries with 70 securities positions in total (not per market), plus safekeeping and transaction fees per market (see next page);   OR

$18,000 per fund (account), plus safekeeping and transaction fees per market (see next page)

▪
Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge (surcharge schedule available upon request).

▪	For all other markets specified below, surcharges may apply if a security is held outside of the local market.
▪	Straight Through Processing – fees waived.
▪	Foreign Exchange transactions undertaken through a third party - $50.
▪
Tax Reclamation Services may be subject to additional charges depending upon the service level agreed.  Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $50 per claim.

Out of Pocket Expenses
▪
Charges incurred by U.S. Bank, N.A.  for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.

GLOBAL SUB-CUSTODIAL SERVICES SAFEKEEPING & TRANSACTION FEES
Country	Instrument	Safekeeping (BPS)	Transaction Fee	Country	Instrument	Safekeeping (BPS)	Transaction Fee
Argentina	All	12.00	$32	Lebanon	All	20.00	$72
Australia	All	1.00	$15	Lithuania	All	16.00	$40
Austria	All	1.70	$17	Luxembourg	All	3.20	$25
Bahrain	All	40.00	$112	Malaysia	All	2.90	$39
Bangladesh	All	32.00	$120	Mali*	All	32.00	$124
Belgium	All	1.20	$22	Malta	All	17.60	$60
Benin*	All	32.00	$124	Mauritius	All	24.00	$80
Bermuda	All	12.00	$48	Mexico	All	1.50	$10
Botswana	All	20.00	$40	Morocco	All	28.00	$80
Brazil	All	7.20	$17	Namibia	All	24.00	$40
Bulgaria	All	32.00	$64	Netherlands	All	1.50	$12
Burkina Faso*	All	32.00	$124	New Zealand	All	2.00	$26
Canada	All	1.00	$6	Niger*	All	32.00	$124
Cayman Islands*	All	0.80	$8	Nigeria	All	24.00	$40
Channel Islands*	All	1.20	$20	Norway	All	1.50	$22
Chile	All	16.00	$48	Oman	All	40.00	$112
China“A” Shares	All	9.60	$42	Pakistan	All	24.00	$80
China“B” Shares	All	9.60	$42	Peru	All	35.00	$85
Columbia	All	32.00	$80	Philippines	All	3.90	$36
Costa Rica	All	12.00	$48	Poland	All	12.00	$24
Croatia	All	28.00	$52	Portugal	All	4.80	$39
Cyprus*	All	12.00	$45	Qatar	All	36.00	$112
Czech Republic	All	9.60	$24	Romania	All	28.00	$80
Denmark	All	1.50	$24	Russia	Equities/Bonds	30.00	$165
Ecuador	All	28.00	$52	Russia	MINFINs	12.00	$40
Egypt	All	25.60	$64	Senegal*	All	32.00	$124
Estonia	All	5.60	$20	Singapore	All	1.50	$20
Euromarkets(3)	All	1.00	$4	Slovak Republic	All	20.00	$88
Finland	All	2.40	$22	Slovenia	All	20.00	$88
France	All	1.00	$15	South Africa	All	1.50	$8
Germany	All	1.00	$15	South Korea	All	4.80	$10
Ghana	All	20.00	$40	Spain	All	1.00	$15
Greece	All	7.20	$33	Sri Lanka	All	12.00	$48
Guinea Bissau*	All	40.00	$124	Swaziland	All	24.00	$40
Hong Kong	All	2.00	$25	Sweden	All	1.00	$22
Hungary	All	20.00	$60	Switzerland	All	1.00	$24
Iceland	All	12.00	$45	Taiwan	All	12.00	$64
India	All	8.00	$84	Thailand	All	2.90	$22
Indonesia	All	5.80	$68	Togo*	All	32.00	$124
Ireland	All	1.50	$15	Trinidad & Tobago*	All	24.00	$52
Israel	All	9.60	$29	Tunisia	All	32.00	$36
Italy	All	1.50	$24	Turkey	All	9.60	$10
Ivory Coast	All	32.00	$124	UAE	All	36.00	$104
Jamaica*	All	28.00	$40	United Kingdom	All	1.00	$5
Japan	All	1.00	$8	Ukraine	All	19.20	$29
Jordan	All	32.00	$100	Uruguay	All	40.00	$52
Kazakhstan	All	48.00	$120	Venezuela	All	32.00	$100
Kenya	All	24.00	$40	Vietnam*	All	32.00	$104
Latvia	Equities	12.00	$60	Zambia	All	24.00	$40
Latvia	Bonds	20.00	$72

* Additional customer documentation and indemnification will be required prior to establishing accounts in these markets.